Press Release	FOR FURTHER INFORMATION: Sean T. Smith Senior Vice President Chief Financial Officer (203)775-9000 ssmith@photronics.com

PHOTRONICS COMPLETES $115 MILLION 3.25% CONVERTIBLE
SENIOR NOTE OFFERING AND AMENDS SENIOR CREDIT FACILITY

     Brookfield, Connecticut March 28, 2011 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced the closing of its previously announced convertible senior notes offering.

     Photronics completed the sale of $115 million principal amount of its 3.25% convertible senior notes due 2016 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. This amount includes $15 million principal amount of notes issued to the initial purchasers to cover over allotments. The convertible senior notes will pay interest semi-annually at a rate of 3.25% per annum and will mature on April 1, 2016, unless earlier purchased or converted. The convertible senior notes are convertible into shares of Photronics common stock at an initial conversion rate of 96.3879 shares of common stock per $1,000 principal amount of convertible senior notes, equivalent to an initial conversion price of approximately $10.37 per share of common stock, subject to adjustment in certain circumstances.

     Photronics received total net proceeds from the offering of approximately $110.5 million after deducting fees and offering expenses, and intends to acquire up to $30 million aggregate principal amount of its outstanding 5.50% convertible senior notes due 2014 in individually negotiated transactions, by delivering cash and/or shares of its common stock as consideration. In addition, the Company intends to repay up to $23 million of other outstanding higher interest bearing debt, acquire from time to time additional 2014 notes in the open market and for general corporate purposes, which may include, among other things, working capital and capital expenditures.

     The notes and the shares into which the notes will be convertible have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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     In connection with the offering, Photronics amended its senior revolving credit facility. The amendment, among other things, includes the following changes: (i) reduced the aggregate commitments of the lenders under the facility from $65 million to $30 million; (ii) reduced the applicable interest rates; (iii) extended the maturity to April 30, 2015, and (iv) relaxed various restrictive covenants.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes or the common stock into which the notes will be convertible in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics' web site involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices, and other factors.

07-2011